Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Equity Incentive Plan and the 2011 Employee Stock Purchase Plan of Digital River, Inc., of our reports dated February 24, 2011, with respect to the consolidated financial statements and schedule of Digital River, Inc., and the effectiveness of internal control over financial reporting of Digital River, Inc. included in its Annual Report (Form 10-K) for the year-ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

August 3, 2011